Exhibit 99.1

Canterbury Park Holding Corporation Announces Further Authorization for Stock Repurchases

SHAKOPEE, Minn.--(BUSINESS WIRE)--Canterbury Park Holding Corporation (AMEX:ECP) today announced that its Board of Directors has approved a plan authorizing the repurchase of 250,000 shares of the Company’s common stock.

Under the plan repurchases may be made at the discretion of management through open market and privately negotiated transactions from time to time in compliance with rule 10b-18 of the Securities and Exchange Act of 1934, subject to market conditions, applicable legal requirements and other factors. The stock repurchase plan does not obligate the Company to acquire any particular amount of common stock and does not require that shares are to be acquired within a particular period of time. In addition, the plan may be suspended at any time at the Company’s discretion.

The plan announced today supplements the stock repurchase program, authorized in November 2006. Since that time, the Company has repurchased 100,000 shares of it’s stock at an approximate cost of $1.2 million. The Company had 4,099,476 shares of common stock outstanding as of November 2, 2007.

Canterbury Park’s President, Randy Sampson, stated that, “The Board remains confident in the future of Canterbury Park and believes repurchasing stock at currently prevailing market prices is an effective use of the Company’s cash and represents an opportunity to enhance long-term shareholder value.”

About Canterbury Park:

Canterbury Park Holding Corporation owns and operates Canterbury Park Racetrack, Minnesota’s only pari-mutuel horse racing facility. The Company’s 67-day 2008 live race meet begins on May 3rd and ends September 1, 2008. In addition, the Company is authorized under Minnesota law to host “unbanked” card games. Canterbury Park’s Card Club operates 24 hours a day, seven days a week, and receives collection revenues from 34 poker tables, and 16 tables offering a variety of card games. The Company also conducts year-round wagering of simulcast horse racing and hosts a variety of other entertainment and special events at its facility in Shakopee, Minnesota. For more information about the Company please visit us at www.canterburypark.com.

Forward Looking Statements:

This press release contains or may contain forward-looking statements based on management’s beliefs and assumptions. Such statements are subject to various risks and uncertainties that could cause results to vary materially. Please refer to the Company’s SEC filings for a discussion of such factors.

CONTACT:
Canterbury Park Holding Corporation
Randy Sampson, 952-445-7223